EXHIBIT 10.22

FIFTH AMENDMENT TO THE

WESBANCO, INC. KSOP

Effective January 1, 2006, WesBanco, Inc., amended and restated the WesBanco, Inc. KSOP (“Plan”) for its Employees;

WHEREAS, the Plan was amended effective January 1, 2007, January 1, 2008, May 1, 2008 and March 28, 2009; and

WHEREAS, the Employer desires to further amend the Plan in order to address suspension of required minimum distributions for 2009, to modify the timing of matching contributions, and to allow two plan loans to be outstanding at the same time.

NOW, THEREFORE, said Plan is amended as follows:

2.	Effective January 1, 2009, pages 14, 24, and 26 are hereby deleted in their entirety and the following new pages are substituted therefore.

2.	Effective January 1, 2010, page 35 is hereby deleted in its entirety and the following new page is substituted therefore.

IN WITNESS WHEREOF, this amendment to the WesBanco, Inc. KSOP is, by the authority of the Board of Directors of the Employer, executed on behalf of the Employer, the 17th day of December, 2009.

WesBanco, Inc.

/s/ Paul M. Limbert
Paul M. Limbert, President

ATTEST:

/s/ Larry G. Johnson
Secretary

calendar months that have elapsed since the end of the taxable year. For purposes of calculating the number of calendar months that have elapsed since the end of the taxable year, a corrective distribution made on or before the 15th day of the month is treated as made on the last day of the preceding month. A distribution made after the 15th day of the month is treated as made on the first day of the next month. The same method of calculating income or loss on excess deferrals must be used consistently for all Participants and all corrective distributions under the Plan for the Plan Year.

Section 4.2. Employer Matching Contributions. The Employer shall contribute to the Trust on behalf of each Participant matching contributions equal to 100 percent of the first 3 percent and 50 percent of the next 2 percent of Compensation deferred by the Participant during the Plan Year. The matching contributions shall apply to the Plan Year as a whole, but shall be made and allocated as of Adjustment Dates in the Plan Year to the Participants who made deferrals of Compensation during the Plan Year.

Section 4.3. Employer Discretionary Contributions. In addition to Employer matching contributions, the Employer may contribute to the Trust for each Plan Year such amount as the Board shall determine for such Plan Year; provided, that the total contributions for any such Plan Year shall not exceed the maximum amount deductible by the Employer for such Plan Year for federal income tax purposes, including any credit carry-over from one or more prior Plan Years. Employer discretionary contributions may be paid to the Trust in cash or shares of Employer Stock, as determined by the Board.

If an Employee does not receive an allocation due to clerical error or other reasonable cause, the Employer may contribute to the Trust such amount as the Committee shall determine, as approved by the Board.

As of the December 31 Adjustment Date, the Employer discretionary contributions and any forfeitures under Article 7 shall be allocated among Participants employed on the last day of the Plan Year who completed a Year of Service, or who were on Leave of Absence during the Plan Year, in the same proportion that each such Participant’s Compensation bears to the total Compensation of all such Participants for such Plan Year. Employer discretionary contributions and forfeitures shall be allocated to a Participant’s Employer Discretionary Contribution Account.

Section 4.4. Rollover Contributions. With the consent of the Committee, an Employee who has been a participant in a qualified retirement plan; Code Section 403(b) annuity contract; an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or an individual retirement account or annuity

(d) Once distributions have begun to a five-percent owner under this Section, they must continue to be distributed, even if the Participant or Inactive Participant ceases to be a five-percent owner in a subsequent year.

Section 5.6. Consent Requirement. Notwithstanding anything in this Plan to the contrary, no distribution shall commence to a Participant or Inactive Participant prior to age 65 without the written consent of the Participant or Inactive Participant, unless his or her vested account balance does not exceed $5,000. The consent of the Participant shall be obtained in writing within the 90-day period ending on the “annuity starting date”. The “annuity starting date” is the first day of the first period for which an amount is paid as an annuity or in any other form. The Committee shall notify the Participant of the right to defer any distribution until the Participant attains age 65. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3) and shall be provided no less than 30 days and no more than 90 days prior to the annuity starting date. However, distribution may commence less than 30 days after the notice described in the preceding sentence is given if the Committee clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

The value of a Participant’s or Inactive Participant’s vested account balance for purposes of determining whether such value exceeds $5,000, shall be calculated without regard to the portion of his or her vested account balance attributable to his or her Employee Rollover Contribution Account.

Notwithstanding the above, effective March 28, 2005, if a Participant’s or Inactive Participant’s vested account balance exceeds $1,000 but does not exceed $5,000, and a distribution is required to be made to the Participant or Inactive Participant pursuant to Section 5.2, 5.3, or 8.1 prior to attaining age 65, then if the Participant or Inactive Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant or Inactive Participant in a direct rollover or to receive the distribution directly, the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

Section 5.7. Special Required Minimum Distribution Election. Notwithstanding anything in this Article V to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”) and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs) will receive those distributions for 2009 unless the Participant or Beneficiary chooses not to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence.

commences within one year after the Participant’s death, or (2) in its entirety within five years after the Participant’s death. To the extent that an election under the preceding sentence must be made for 2009, such election may instead be made in 2010. In addition, the five year period shall be determined without regard to calendar year 2009.

Notwithstanding the above, if the spouse of the Participant or Inactive Participant is the designated Beneficiary, the date on which the distribution must take place shall not be earlier than the date on which the deceased Participant or Inactive Participant would have attained age 70 1⁄2; provided, that if the surviving spouse dies before the distribution occurs, this Section shall apply as if the spouse were the Participant. The spouse may elect to have the distribution occur within the 90-day period following the date of the Participant’s death.

If the Participant’s designated Beneficiary or spouse, if any, does not survive, or if a single Participant fails to name a Beneficiary, distribution will be made to the Participant’s estate within five years after the Participant’s death.

Section 6.4. Qualified Domestic Relations Order. For purposes of this Article 6, a former spouse will be treated as the spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p) and Section 13.1 of the Plan.

1.	Responsible Party. The Committee shall be responsible for all loans made under the Plan. The Committee may, however, establish a loan committee to assist the Committee in administering the loan program.

2.	Loan Application. An application for a loan shall be made to the Committee’s representative in a form approved by the Committee.

3.	Amount of Loan. The minimum loan amount shall be $1,000. The maximum loan amount shall be governed by this Section of the Plan.

4.	Interest Rate. Each loan shall bear interest at a reasonable rate, based on the prime rate, established by the Committee as of the date the loan is made. Such rate must be commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

5.	Term of Loan. Except as otherwise provided below, the term of any loan shall be set by mutual agreement between the Committee and the borrower, but such term shall in no event exceed five (5) years. Notwithstanding the above, the term of any loan used to acquire a principal residence of a Participant may exceed 5 years, but shall in no event exceed 10 years.

6.	Collateral. Each loan shall be made against collateral, such collateral being the assignment of up to 50 percent of the borrower’s entire right, title and vested interest in and to his Employee Deferral Account, Employer Matching Contribution Account, and Employee Rollover Contribution Account supported by the borrower’s promissory note for the amount of the loan, including interest, payable to the order of the Trustee. For loans used to acquire a principal residence of a Participant, additional collateral in the form of a mortgage against the principal residence in question may be required.

7.	Loan Repayment. Repayment of loans shall be made in equal quarterly, monthly, semi-monthly or weekly installments by payroll deduction, cash, or both as specified in the loan agreement. Substantially level amortization (with payments not less frequently than quarterly) is required over the term of the loan. A borrower who is on an unpaid leave of absence must continue to make loan repayments.

8.	Number of Loans. A borrower may have only one (two, effective January 1, 2010) loan outstanding at any one time. A borrower may receive more than one loan per year.

9.	Effect on Plan Assets. In the event of a loan, the amount of such loan shall be removed first from the Participant’s Employee Deferral Account then from his Employer Matching Contribution and Employee Rollover Contribution Account and transferred to a special loan account in the name of the borrower. As of each Adjustment Date following the making of the loan and until the loan is repaid, all payments on the loan, including interest, shall be reallocated from the Participant’s loan account to the accounts specified in the preceding sentence in the same order of removal in accordance with the borrower’s investment election in effect at that time.

10.

Default. In the event payments of principal and interest are not made on a timely basis, the Committee may either call the loan in full or charge a late penalty fee at such rate as the Committee shall establish from time to time. If a loan is called due to a default in

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